CURRENT REPORT FOR ISSUERS SUBJECT TO THE
1934 ACT REPORTING REQUIREMENTS

FORM 8-K/A

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

Date of Report  (Date of Earliest Event Reported): April 8, 2010

Radient Pharmaceuticals Corporation
 (Exact name of registrant as specified in its charter)

Delaware	001-16695	33-0413161
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2492 Walnut Avenue, Suite 100, Tustin, California, 92780-7039
 (Address of principal executive offices (zip code))

714-505-4461
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a - 12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Section 1: Registrants Business and Operations

Item 1.02: Entry into a Material Definitive Agreement

We filed an 8-K earlier today to disclose our entry into a Note and Warrant Purchase Agreements with 25 accredited investors (“Lenders”) in a second closing of the sale of Notes and Warrants.  Pursuant to the Agreements, we issued to the Lenders Convertible Promissory Notes in the aggregate principal amount of $5,524,425 (“Notes”) and warrants to purchase up to 6,569,585shares of our Common Stock (“Warrants”).  The Notes mature on April 7, 2011 (“Maturity Date”).  The Notes contain original issue discounts and fees payable by us aggregating $2,199,425.  As a result, the total net proceeds we received were $3,225,000.

   After we filed the 8K, we realized that it has a typo regarding the floor price of the Notes, which we initially stated was $0.38 per share.  We are filing this amendment to disclose the correct floor price of the Notes, which is $0.28 per share.  There are no other changes to the information contained in the initial 8K that we filed.

Item 7.01 Regulation FD Disclosure.

   On April 13, 2010, we issued a press release announcing the second closing, which we attached as Exhibit 99.1 to the initial 8-K we filed.  Since the same typo was made in the release, we informed Marketwire of the error so they could disseminate the correction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADIENT PHARMACEUTICALS CORPORATION

By:	/s/ Douglas MacLellan
Name: Douglas MacLellan
Title: Chief Executive Officer

Dated:  April 13, 2010